Exhibit 99.1

Gastar Exploration Announces 82% Increase in 2P Reserve Certification for Australian Coal Seam Gas Project

HOUSTON--(BUSINESS WIRE)--November 18, 2008--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) announced today an 82 percent increase in independently certified proved and probable (2P) natural gas reserves in the Narrabri coal seam gas project in New South Wales, Australia, where Gastar holds a 35 percent working interest in partnership with Eastern Star Gas (AX: ESG).

Independent estimates by Netherland Sewell & Associates, Inc. for 2P gas reserves in the Bohena Project Area of the PEL 238 license increased to 336 Bcf gross as of September 30, 2008, from 185 Bcf gross at December 31, 2007. Estimates of proved (1P) reserves – which follow Society of Petroleum Engineers guidelines – were unchanged, at 21 Bcf gross.

The increase in 2P certified natural gas reserves is based on results from only the first four coreholes drilled in the Dewhurst area, which demonstrated that the same thick, gas-saturated and highly permeable coals identified last year in the Bibblewindi corehole project also extend laterally into the Dewhurst area to the southeast.

“We expect additional increases in certified gas reserves at the end of this year and in 2009, as we include more data from other coreholes and production pilot wells, including our newest Edgeroi prospect area to the northeast of Bibblewindi,” said J. Russell Porter, Gastar President & CEO.

“Results of the first Edgeroi corehole, which we reported on last week, are additional confirmation of the significant coalbed methane potential of our PEL 238 license area. As we continue to prove up more of our play, we believe this asset will be a key driver of our future overall valuation,” he said. “As part of our ongoing development work in Australia, we expect to spud the first of four multi-lateral horizontal production projects later this month.

“First commercial natural gas sales to the Wilga Park power station are expected by early spring 2009, which would allow us to book a portion of our 1P reserves as proved reserves at year-end under U.S. Securities and Exchange commission guidelines,” Porter said.

The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that, under SEC definitions and guidelines, a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This news release discloses proved reserves that do not meet SEC definitions and guidelines and “probable” reserves that the SEC’s guidelines would prohibit us from including in our filings with the SEC. All of these volumes and estimates are by their nature more speculative than estimates of proved reserves under SEC definitions and guidelines and accordingly are subject to substantially greater risk of being actually realized.

Gastar owns a 35 percent working interest (approximately 31 percent net revenue interest) in PEL 238, and Eastern Star Gas, (ASX: ESG), the operator, holds the remaining interest.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Gastar Exploration Ltd.
J. Russell Porter, 713-739-1800
Chief Executive Officer
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
or
Anne Pearson, 713-529-6600
apearson@drg-e.com